Exhibit (a)(1)(A)

Offer to Purchase for Cash
by

Empire Resources, Inc.
Up to 1,000,000 Shares of its Common Stock
At a Purchase Price of $3.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 29, 2012, UNLESS THE OFFER IS EXTENDED

Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, Empire Resources, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”) is offering to purchase (the “Offer”) up to 1,000,000 shares of its common stock, $0.01 par value, at a purchase price of $3.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”). The Offer will commence on June 4, 2012 and terminate at 12:00 midnight, New York City time, on June 29, 2012, or such later date to which we may extend the Offer (the “Expiration Date”). Unless otherwise indicated, all references to shares are to shares of our common stock.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE SECTION 7.

Upon the terms and subject to the conditions of the Offer, we will purchase only shares properly tendered and not properly withdrawn prior to the Expiration Date. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if the Offer is oversubscribed. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

Our shares of common stock are listed and traded on OTCQX under the symbol “ERSO.” We publicly announced our intention to commence this Offer on June 4, 2012. On May 31, 2012, the reported closing price of the shares on OTCQX was $2.75 per share. Before deciding whether to tender shares, stockholders are urged to obtain current market quotations for the shares.

A detailed discussion of this Offer is contained in this Offer to Purchase. Stockholders are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, before making a decision regarding this Offer.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF OUR DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF YOUR SHARES AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Knight

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Toll-free (877) 248-6417 or (718) 921-8317
Fax: 718 234-5001

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal or related documents may be directed to the information agent at its telephone numbers and address below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 488-8035

Offer to Purchase dated June 4, 2012

IMPORTANT PROCEDURES

If you wish to tender all or any part of your shares, you must do one of the following before the Offer expires at 12:00 midnight, New York City time, on June 29, 2012, or such later date and time to which we may extend the Offer:

•

(i) complete and sign the related Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including your share certificates, to American Stock Transfer & Trust Company, LLC (“AST”), the Depositary for the Offer, or (ii) tender the shares according to the procedure for book-entry transfer described in Section 3; or

•

request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee and have the nominee tender your shares for you.

If you desire to tender your shares but (1) your share certificates are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (2) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (3) you cannot deliver the other required documents to the Depositary by the expiration of the Offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

Additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer materials may be obtained from D.F. King & Co., Inc., the Information Agent for this Offer, and will be furnished at the Company’s expense. Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) THE DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the material terms of the proposed Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion. Unless otherwise indicated, references to shares are to shares of our common stock and not to any other securities.

Who is Making the Offer?	Empire Resources, Inc., a Delaware corporation, with principal executive offices at One Parker Plaza, Fort Lee, New Jersey 07024, telephone (201) 944-2200.

What are We Offering to Purchase?	We are offering to purchase up to 1,000,000 shares of our outstanding common stock.

What will be the Purchase Price for the Shares?

We will pay $3.00, net to the seller in cash, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the Offer. We will not offer, and we will not pay, different prices to different stockholders in the tender offer.

What is the Market Price of Our Securities?

Our shares of common stock are listed and traded on OTCQX under the symbol “ERSO.” On May 31, 2012, the reported closing price of the shares on OTCQX was $2.75 per share. We intend to apply for listing on a national securities exchange in the future. See Section 9.

How Many Shares Will The Company Purchase In The Offer?

We are offering to purchase up to 1,000,000 shares of our common stock or such lesser amount of shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the Offer. As of June 1, 2012, we had issued and outstanding approximately 9,194,925 shares of our common stock. The 1,000,000 shares represent slightly less than 11% of our outstanding common stock as of June 1, 2012. Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of outstanding shares of our common stock.

What Will Happen If More Than 1,000,000 Shares Are Tendered?	If more than 1,000,000 shares of our common stock are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares as follows:
• first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Date;
•

second, from all other stockholders who properly tender shares and do not properly withdraw them before the Expiration Date, on a pro rata basis (except for stockholders who tendered shares conditionally if the condition was not satisfied); and

•

third, only if necessary to permit us to purchase 1,000,000 shares of our common stock, from stockholders who have conditionally tendered shares and do not properly withdraw them (if the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 2.
If I Own Fewer Than 100 Shares Subject To The Offer And I Tender All Of My Shares, Will I Be Subject To Proration?

If you beneficially own fewer than 100 shares, in the aggregate, and you properly tender all of these shares and do not properly withdraw them prior to the Expiration Date and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 2.

Why Is The Company Making This Offer?

We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value. Our Board of Directors, with the assistance of management and outside advisors, has evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of certain of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares. Furthermore, we believe the Offer is an efficient means to provide liquidity to our stockholders. The Offer represents the opportunity for us to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in us. See Section 8.

How Will The Company Pay For The Shares?	We anticipate that we will purchase shares in the Offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition to the Offer. See Section 10.

When Does The Offer Expire?

The Offer will expire at 12:00 midnight, New York City time, on June 29, 2012, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. We may choose to extend the Offer for any reason, subject to applicable laws. We cannot assure you that we will extend the Offer or indicate the length of any extension we may provide. See Section 12.

How Will I Be Notified If The Company Extends, Amends Or Terminates The Offer?

If we decide to extend the Offer, we will issue a press release announcing the extension and the new Expiration Date by 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. We can terminate the Offer under certain circumstances. See Section 12.

Are There Any Conditions To The Offer?

While the Offer is not conditioned upon any minimum number of shares being tendered or our receipt of financing, it is subject to customary conditions, such as the absence of court and governmental action prohibiting, challenging or restricting the Offer and the absence of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us, as well as other conditions. See Section 7.

Once Tendered, May I Withdraw My Tender?

If you tender shares pursuant to this Offer, you may withdraw your tender at any time until the Expiration Date. If you wish to withdraw your tender, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of those shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

Will The Company’s Directors And Executive Officers Participate In The Offer?	Our directors and executive officers do not intend to participate in the Offer and do not intend to tender any of their shares.

Do We Recommend That You Tender Your Shares In The Offer?

Our Board of Directors has approved the Offer. However, neither the Company nor any of its directors, officers or employees, nor the Dealer Manager, the Information Agent or the Depositary, makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender some or all of your shares.

How Do I Tender My Shares Pursuant To The Offer?	1)

You must properly complete and duly execute the Letter of Transmittal and deliver it with your share certificate(s) to the Depositary at the address appearing on the back cover page of this document; or

	2)	The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or
	3)	You must comply with the guaranteed delivery procedure.
When Will The Company Pay For The Shares I Tender?

We will pay the Purchase Price to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the Expiration Date and the acceptance of the shares for payment; provided, however, that, if proration is required, we do not expect to announce the results of the proration and begin paying for tendered shares until up to approximately four business days after the expiration of the Offer. See Section 5.

If I Decide Not To Tender, How Will The Offer Affect My Shares?	Stockholders that choose not to tender their shares will own a greater percentage interest in our outstanding common stock following consummation of the Offer. See Section 8.
Will I Have To Pay Brokerage Commissions If I Tender My Shares?

If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

What Are The United States Federal Income Tax Consequences If I Tender My Shares?

Generally, your receipt of cash from us in exchange for tendered shares will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares purchased by us or as a distribution from us in respect of shares. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer. Non-United States Holders (as defined in Section 14) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

Along with your Letter of Transmittal, you are asked to submit an Internal Revenue Service (“IRS”) Form W-9. Any tendering stockholder who fails to complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding. See Section 3.

Who Can Respond To Questions Or Provide Assistance Regarding The Offer?

Please direct questions or requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials, in writing, to the Information Agent, D.F. King & Co., Inc., at the address appearing on the back cover of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains certain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical information contained herein are forward-looking statements. These statements may contain projections relating to revenues, earnings, operations, other financial measures, economic conditions, trends and known uncertainties, and may include statements regarding our future performance, strategies and objectives. Representatives of the Company may also make forward-looking statements. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements.

Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events. Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements. Any forward-looking statement speaks only as of the date on which the statement is made. We undertake no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof.

By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

Please refer to our Registration Statement on Form S-1, filed January 30, 2012, as amended (including the section entitled “Risk Factors”), our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 and our other filings that appear on the SEC website (www.sec.gov) for a more detailed discussion of risks and uncertainties. Any forward-looking statement should be read and interpreted together with these other filings. There can be no assurance that we have correctly identified and appropriately assessed all factors affecting our business. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on any forward-looking statements.

THE OFFER

1.  GENERAL TERMS OF THE OFFER

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we will purchase 1,000,000 shares of our common stock or such lesser amount of shares as may be properly tendered and not properly withdrawn, in accordance with Section 2, before 12:00 midnight, New York City time, on June 29, 2012, the scheduled Expiration Date, unless extended, at a purchase price of $3.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. Unless otherwise indicated, all references to shares are to shares of our common stock. The Offer will commence on June 4, 2012 and terminate on the Expiration Date, or such later date to which we may extend the Offer.

2.  NUMBER OF SHARES; PRORATION

Number of Shares. We may, and we expressly reserve the right to purchase more than 1,000,000 shares pursuant to the Offer without amending or extending the Offer, provided that such increase does not result in an increase of our purchase of greater than 2% of the outstanding shares. In the event of an oversubscription of the Offer as described below, shares tendered will be subject to proration, except for Odd Lots (as defined below).

If we:

•	increase or decrease the Purchase Price;

•	increase the number of shares being sought in the Offer by more than 2% of our outstanding shares; or

•	decrease the number of shares being sought in the Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 12, we will extend the affected Offer until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE SECTION 7.

Purchase Price. We are offering to purchase the shares at a purchase price of $3.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. Shares properly tendered and not properly withdrawn will be purchased upon the terms and subject to the conditions of the Offer, including the Odd Lot priority, proration and conditional tender provisions. We will not purchase shares that we do not accept in the Offer because of Odd Lot priority, proration and conditional tender provisions. We will return to the tendering stockholders shares that we do not purchase in the Offer at our expense promptly after the Expiration Date.

Stockholders may specify the order in which we will purchase shares tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the Depositary will select the order of shares purchased.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 1,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered and not properly withdrawn shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) of shares who:

™	tenders all shares beneficially owned by such Odd Lot Holder (tenders of less than all of the shares owned by such Odd Lot Holder will not qualify for this preference); and

™	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•

Third, only if necessary to permit us to purchase 1,000,000 shares from stockholders, shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “Odd Lots” means, with respect to the shares, all shares properly tendered and not properly withdrawn prior to the Expiration Date by any person (an “Odd Lot Holder”) who beneficially owned fewer than 100 shares, as the case may be, and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

To qualify for the Odd Lot preference with respect to the Offer, an Odd Lot Holder must tender all shares, as applicable, owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary, would not only avoid the payment of brokerage commissions, but also would avoid any applicable Odd Lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. Upon the terms and subject to the conditions of the Offer (including the Odd Lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than 1,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase such properly tendered and not properly withdrawn shares, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

If proration of tendered shares is required, we will determine the proration factor for those shares promptly after the Expiration Date. Subject to the conditional tender procedures described in Section 6, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. This ratio will be applied to stockholders tendering shares to determine the number of shares that will be purchased from each tendering stockholder in the Offer. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the Odd Lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under the Offer until approximately four business days after the Expiration Date. The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 3, the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and,

therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares as of June 1, 2012 and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

3.  PROCEDURE FOR TENDERING STOCKHOLDERS

Proper Tender of Shares. For stockholders to properly tender shares under the Offer:

•

the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the Letter of Transmittal, before the Expiration Date; or

•	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline.

We recommend that stockholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

Stockholders may specify the order in which we will purchase shares tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the Depositary will select the order of shares purchased.

In order to qualify for the preferential treatment available to Odd Lot Holders as set forth above, Odd lot Holders must tender all of their shares and also complete the section titled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Signature Guarantees. No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in the Depositary Trust Company (“DTC”), referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the Letter of Transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). If a certificate for shares is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of (1) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility as described above, (2) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and (3) any other documents required by the applicable Letter of Transmittal.

Method of Delivery. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF YOU CHOOSE TO DELIVER REQUIRED DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

Book-Entry Delivery. The Depositary will establish an account for the shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of shares by causing DTC to transfer such shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

United States Federal Backup Withholding Tax. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a United States Holder (as defined in Section 14) surrendering shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders surrendering shares pursuant to the Offer should complete and sign the main signature form and the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary). Certain stockholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-United States Holders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate IRS Form W-8 (instead of an IRS Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

ANY TENDERING STOCKHOLDER THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE IN A TENDERING STOCKHOLDER’S INDIVIDUAL CIRCUMSTANCES) MAY BE SUBJECT TO UNITED STATES BACKUP WITHHOLDING AT

A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER PURSUANT TO THE OFFER. SEE SECTION 14.

United States Federal Withholding Tax on Payments to Non-United States Holders. Non-United States Holders may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 14, a sale of shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. The Depositary generally will treat payments made to Non-United States Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of gross proceeds payable to a Non-United States Holder unless the Non-United States Holder provides the Depositary with (1) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (2) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. A Non- United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a United States federal income tax return and generally will be subject to United States federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States Holder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable tax treaty).The Depositary will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W- 8ECI) unless facts and circumstances indicate that reliance is not warranted.

Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

Guaranteed Delivery. If a stockholder desires to tender shares into the Offer and the stockholder’s share certificates are not immediately available or the stockholder cannot deliver the share certificates to the Depositary before the Expiration Date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the stockholder may nevertheless tender the shares, provided that the stockholder satisfies all of the following conditions:

•	the stockholder makes the tender by or through an eligible guarantor institution;

•

the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•

the Depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the Letter of Transmittal, within three OTCQX trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered shares are not purchased under the Offer or are properly withdrawn before the applicable Expiration Date, or if less than all shares evidenced by a stockholder’s certificate are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price that we will pay for the shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Offer with respect to a tender unless we waive that condition for all tenders made in the Offer. Our interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of the Company, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Company Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to the Company that:

•	the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”);

•	the tender of shares complies with Rule 14e-4; and

•	the tendered shares are not subject to any contractual or other restriction.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the Offer (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the shares, or has securities immediately convertible into, or exchangeable or exercisable for, the shares; and

•	will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the Offer.

Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact AST, the transfer agent for our shares, at (877) 248-6417, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We recommend that a stockholder whose share certificate has been lost, stolen, misplaced or destroyed contact AST immediately in order to permit timely processing of this documentation.

STOCKHOLDERS MUST DELIVER SHARE CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT’S MESSAGE, AND ANY

OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT. THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY, AND DELIVERY TO THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT CONSTITUTE A PROPER TENDER OF SHARES.

4.  WITHDRAWAL RIGHTS

You may withdraw shares that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Date for all shares. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time on July 30, 2012, the fortieth business day after June 4, 2012, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to the rules under the Exchange Act.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written or facsimile transmission notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a stockholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

Withdrawals may not be rescinded, and any shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn shares are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn prior to such Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered and not properly withdrawn, subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay a single purchase price of $3.00 per share and purchase 1,000,000 shares, subject to increase or decrease as provided in Section 2, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

We will pay for shares purchased under the Offer by depositing the aggregate Purchase Price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration in connection with the Offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to such Offer promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until up to approximately four business days after such Expiration Date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned to the tendering stockholders, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase shares under the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE IRS FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE OFFER. SEE SECTION 14.

6.  CONDITIONAL TENDER OF STOCKHOLDERS

Subject to the limited exception for Odd Lot Holders, in the event of an oversubscription of the Offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 2. In order to avoid (in full or in part) possible proration, a stockholder may tender shares subject to the condition that we must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal if we purchase any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tenders” in the Letter of Transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares. We urge each stockholder to consult with his or her own financial or tax advisors with respect to such election.

After the Expiration Date, if more than 1,000,000 shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for the tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 1,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.  CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to any rules under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic, foreign or supranational, before any court, authority, agency or tribunal that directly or indirectly:

™

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer;

™

in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the shares pursuant to the Offer; or

™	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•

there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Company’s reasonable judgment, would or might, directly or indirectly:

™	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the Offer; or

™	delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the shares;

•	there shall have occurred:

™	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

™	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

™	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefore;

™

the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism;

™

any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

™

any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, conditions (financial or other), assets, income, operations or prospects or that of any of our subsidiaries or the trading in shares of our common stock, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries;

™	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

™

any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares; or

™

any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on June 1, 2012;

•

legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the tender offer in any manner that would adversely affect us or any of our affiliates or stockholders;

•

a tender offer or exchange offer for any or all of the shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company, or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person or has been publicly disclosed; or

•	we learn that:

™

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 1, 2012);

™

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment;

™

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 1, 2012, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise

(other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

™

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

™

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

™	we determine that the consummation of the Offer and the purchase of the shares may cause the shares to be delisted from OTCQX.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

8.  INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER

Information Concerning the Company

We are principally engaged in the purchase, sale and distribution of semi-finished aluminum and steel products to a diverse customer base located throughout the Americas, Europe, Australia and New Zealand. We sell our products through our own marketing and sales personnel as well as through independent sales agents who are located in North America and in Europe and who receive commissions on sales. We purchase products from suppliers located throughout the world. Our two largest suppliers furnished approximately 63% of our products during the first quarter of 2012 as compared to 53% of our products during the same period in 2011. While in general we place orders with our suppliers based upon orders that we have received from our customers, we also purchase material for our own stock, which we use for shorter term deliveries to our customers.

Our principal executive offices are located at One Parker Plaza, Fort Lee, New Jersey 11753, and our telephone number is (201) 944-2200. You may find additional information on our website located at www.empireresources.com. The information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Purposes of the Offer; Certain Effects of the Offer

Purpose of the Offer. We are making the Offer because we believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value. Our Board of Directors, with the assistance of management and outside advisors, has evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares.

We believe that the Offer represents a mechanism to provide our stockholders who will tender with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their share holdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable Odd Lot discounts that might be payable on sales of their shares.

After the completion of the Offer, we expect to have sufficient cash to meet our cash needs for normal operations and anticipated capital expenditures that may arise.

Certain Effects of the Offer. The Offer presents potential risks and disadvantages to us and our continuing stockholders. The Offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our shares as well as increased volatility of our share price after completion of the Offer. Future open market purchases, if authorized, would further reduce our public float.

Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in us as a result of a partial tender of shares or a proration will continue to be owners of us. As a result, those stockholders will likely realize a proportionate increase in their relative equity interest in us and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares and our reduced public float.

Shares that we acquire pursuant to the Offer will become authorized but unissued shares and will be available for reissuance by us without further stockholder action (except as may be required by applicable law or the rules of OTCQX or any securities exchange on which the shares are listed). Subject to applicable state laws and rules of OTCQX, such shares could be issued without stockholder approval for, among other things, acquisitions, the raising of additional capital for use in our business, stock dividends or in connection with stock option plans and other stock incentive plans, or a combination thereof.

We can give no assurance that we will not issue additional shares or other equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on OTCQX or otherwise, at a net price which may be significantly higher than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its shares in the future, which price may be higher or lower than the Purchase Price.

We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 promulgated under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on several factors including, without limitation, our ability to make such purchases with cash or investment balances or under our financing agreements in effect at the time, the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

We are obligated to file periodic reports under Section 15(d) of the Exchange Act for the current fiscal year. After such time, assuming none of our securities are registered pursuant to Section 12 of the Exchange Act, our duty to continue file under Section 15(d) shall be automatically suspended as to any subsequent fiscal year, if, at the beginning of such fiscal year, our common stock is held of record by less than three hundred persons.

Board of Directors Approval

On May 31, 2012, our Board of Directors unanimously approved the Offer and the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and related documents. However, neither us nor any of our directors, officers or employees, nor the Dealer Manager, the Information Agent or the Depositary, makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender some or all of your shares.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 1, 2012 by:

•	each person known by us to beneficially own more than 5.0% of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Empire Resources, Inc., One Parker Plaza, Fort Lee, New Jersey 07024.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Owned(1)(2)
William Spier	398,215	(3)	4.2%
Nathan Kahn	4,036,420	(4)	42.3%
Sandra Kahn	4,036,420	(4)	42.3%
Harvey Wrubel	551,226	(5)	5.8%
Jack Bendheim	222,598	(6)	2.4%
Peter G. Howard	6,000	(7)	*
Douglas Kass	—		—
Nathan Mazurek	4,000	(8)	*
L. Rick Milner	13,000		*
Morris J. Smith	39,060		*
Leon G. Cooperman	1,780,778	(9)	16.2%
All directors and executive officers as a group (10 persons)	5,270,519	(10)	51.1%

*	Less than 1%

(1)

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of June 1, 2012, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 9,194,925 shares of common stock outstanding as of June 1, 2012.

(3)

Includes (i) 2,000 shares underlying options held by Mr. Spier that are currently exercisable or that will become exercisable within 60 days and (ii) 222,598 shares that may be acquired by Mr. Spier upon conversion of 10% Convertible Senior Subordinated Notes Due June 1, 2016.

(4)

Includes (i) 4,000 shares underlying options held by Nathan and Sandra Kahn that are currently exercisable or that will become exercisable within 60 days and (ii) 333,897 shares that may be acquired by Nathan Kahn upon conversion of 10% Convertible Senior Subordinated Notes Due

June 1, 2016. Nathan and Sandra Kahn share voting and investment power with respect to all shares reported, except for the shares that may be acquired upon conversion of the 10% Convertible Senior Subordinated Notes Due June 1, 2016, of which Sandra Kahn disclaims beneficial ownership.

(5)

Includes (i) 200,000 shares underlying options held by Mr. Wrubel that are currently exercisable or that will become exercisable within 60 days and (ii) 111,299 shares that may be acquired by Mr. Wrubel upon conversion of 10% Convertible Senior Subordinated Notes Due June 1, 2016.

(6)

Consists of 222,598 shares that may be acquired by BFI Co., LLC upon conversion of 10% Convertible Senior Subordinated Notes Due June 1, 2016. Mr. Bendheim, as Class A Manager of BFI Co., LLC, has voting and dispositive control over these shares.

(7)	Consists of 6,000 shares underlying options held by Mr. Howard that are currently exercisable or that will become exercisable within 60 days.

(8)	Consists of 4,000 shares underlying options held by Mr. Mazurek that are currently exercisable or that will become exercisable within 60 days.

(9)

Consists of (i) 890,394 shares that may be acquired by Mr. Cooperman upon conversion of 10% Convertible Senior Subordinated Notes Due June 1, 2016 and (ii) 890,394 shares that may be acquired by The Leon and Toby Cooperman Family Foundation, for which Mr. Cooperman acts as trustee, upon conversion of 10% Convertible Senior Subordinated Notes Due June 1, 2016.

(10)

Includes (i) 216,000 shares underlying options that are currently exercisable or that will become exercisable within 60 days and (ii) 890,392 shares that may be acquired upon conversion of 10% Convertible Senior Subordinated Notes Due June 1, 2016.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling us or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving shares of our common stock during the 60 days prior to June 1, 2012.

9.  PRICE RANGE OF SHARES AND DIVIDEND POLICY

Shares of our common stock are listed and traded on OTCQX under the symbol “ERSO.” The following table sets forth the high and the low bid prices of our common stock as reported on OTCQX for the periods indicated. We intend to apply for listing on a national securities exchange in the future.

	Share Trading Prices
	High	Low
Fiscal Year Ending December 31, 2012:
Second Quarter (through May 31, 2012)	$3.15	$2.27
First Quarter	3.49	2.35
Fiscal Year Ending December 31, 2011:
Fourth Quarter	$4.50	$1.25
Third Quarter	4.75	2.50
Second Quarter	4.91	3.35
First Quarter	5.94	4.00
Fiscal Year Ended December 31, 2010:
Fourth Quarter	$5.45	$3.45
Third Quarter	4.00	2.95
Second Quarter	3.48	1.41
First Quarter	1.68	1.25

On May 31, 2012, the reported closing price of our shares of common stock on OTCQX was $2.75 per share. We recommend that holders obtain current market quotations for the shares, among other factors, before deciding whether or not to tender their shares.

During 2011 and 2010, our Board of Directors declared dividends on our common stock approximately on a quarterly basis. The Board of Directors determined that we were able to return some of our cash to stockholders without impacting future revenue and earnings growth or restricting strategic opportunities. The Board of Directors declared a regular cash dividend of $0.025 per share on March 19, 2010, June 23, 2010, September 16, 2010, November 15, 2010, March 23, 2011, June 22, 2011, September 22, 2011, December 15, 2011 and March 22, 2012. The regular cash dividend of $0.025 per share declared on March 22, 2012 was to stockholders of record at the close of business on April 6, 2012. The dividend, totaling $230, is reflected in dividends payable on the accompanying balance sheet at March 31, 2012 and was paid on April 20, 2012. On November 15, 2010, the Board of Directors also declared a special dividend of $0.10. The Board of Directors intends to review our dividend policy on a quarterly basis and make a determination with respect to a dividend distribution, subject to profitability, free cash flow and the other requirements of the business. There can be no assurance that dividends will be paid in the future.

10.  SOURCE AND AMOUNT OF FUNDS

The Offer is not conditioned upon financing. We will use up to $3,500,000 of our existing working capital to purchase the shares tendered in the Offer. We will also use our existing working capital to pay expenses associated with this Offer.

11.  TRANSACTIONS AND AGREEMENTS CONCERNING SHARES

Other than as set forth below, in our reports and other documents filed with the SEC and incorporated by reference herein, and in our Certificate of Incorporation and Bylaws, neither we nor, to the best of our knowledge, any of our affiliates, directors, executive officers or controlling stockholders, is a party to any other contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Our directors and executive officers do not intend to participate in the Offer and do not intend to tender any of their shares. In connection with the Offer, each of Knight Capital Americas, L.P. (the Dealer Manager for the Offer), D.F. King & Co., Inc. (the Information Agent for the Offer) and American Stock Transfer & Trust Company, LLC (the Depositary for the Offer) will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, we will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. We will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 8 of the Letter of Transmittal).

Convertible Notes Purchase Agreement

In accordance with the Convertible Notes Purchase Agreement entered into in connection with the issuance of our 10% Convertible Senior Subordinated Notes Due June 1, 2016, we were required to cause the election of a director designated by Leon G. Cooperman. Mr. Cooperman’s current designee is Douglas Kass. Absent a vote for such removal by the holders of our common stock, Mr.

Cooperman’s designee may be removed only by our Board of Directors (A) for gross negligence or a material breach of his fiduciary or similar duties or (B) at any time after Mr. Cooperman and/or his affiliates cease to own notes convertible into at least 10% of our outstanding common stock, 10% of our outstanding common stock directly, or a combination thereof. For as long as Mr. Cooperman or his affiliates hold such designation right, if the members of our Board of Directors are to be re-elected, the Board of Directors is required to nominate and recommend that our stockholders elect such designee. Certain of our directors and executive officers and their affiliates also purchased notes pursuant to the Convertible Notes Purchase Agreement and are parties thereto. The notes are currently convertible at the option of the holders into shares of common stock at a conversion price of 222.60 shares of common stock per $1,000 principal amount of notes, subject to adjustment for cash and stock dividends, stock splits and similar transactions at any time before maturity. The current conversion price reflects four adjustments for dividends. In addition, if the last reported sale price of the common stock for 30 consecutive trading days is equal to or greater than $7.00, and a registration statement is effective covering the resale of the shares of common stock issuable upon conversion of the notes, we have the right, in our sole discretion, to require the holders to convert all or part of their notes at the then applicable conversion rate. The Convertible Notes Purchase Agreement includes certain covenants, including a requirement to use our reasonable best efforts to maintain the availability of current public information and comply with the rules of the OTCQX, as well as restrictions on our ability to incur certain indebtedness and create certain liens.

Stock Option Plans

We have not made equity grants to executives (or directors) since 2004. However, we could make such grants in the future if deemed necessary or appropriate by the compensation committee. Stock options and/or restricted stock may be granted from time to time if necessary, for example, to encourage our named executive officers to continue in their positions or to better align their interests with those of our stockholders. Such grants could also be made to non-employee directors, for example to provide additional compensation. At such times as we have issued stock options to executives and directors under our stock option plan, all such grants were made with an exercise price equal to the closing market price of our common stock at the date of grant.

We maintain the 2006 Stock Option Plan, which provides for the granting of options to purchase not more than an aggregate of 409,000 shares of common stock. Under the 2006 Stock Option Plan, all canceled or terminated options are available for grants. All officers, directors and employees of the Company and other persons who perform services for the Company are eligible to participate in the 2006 Stock Option Plan. Some or all of the options may be “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended.

The 2006 Stock Option Plan provides that it is to be administered by the Board of Directors, or by a committee appointed by the Board of Directors, which will be responsible for determining, subject to the provisions of the 2006 Stock Option Plan, to whom the options are granted, the number of shares of common stock subject to an option, whether an option shall be incentive or non-qualified, the exercise price of each option (which, other than in the case of incentive stock options, may be less than the fair market value of the shares on the date of grant), the period during which each option may be exercised and the other terms and conditions of each option. No options may be granted under the 2006 Stock Option Plan after June 26, 2016.

Employment and Non-Competition Agreements

We entered into employment agreements with each of our named executive officers in 1999. Under the terms of these agreements, the compensation committee has discretion to determine annually the percentage increase in base salary (no decrease is permissible), provided that such annual increase must be no less than the increase in the cost of living for the previous year, based upon a local consumer price index.

Nathan Kahn Employment Agreement. Although Mr. Kahn’s employment agreement terminated in 2004, we have continued to provide Mr. Kahn a base salary calculated in accordance with its terms and to comply with many other terms of the agreement. Additionally, upon Mr. Kahn’s death, we must repurchase, and Mr. Kahn’s estate, legal representatives and heirs must sell to us, all shares of our common stock then owned by Mr. Khan, his spouse and any of his children.

Sandra Kahn Employment Agreement. Ms. Kahn’s employment agreement provides that she will not, among other things, (i) directly or indirectly be engaged as a principal in any other business activity or conduct that competes with our business or be an employee, consultant, director, principal, stockholder, advisor of, or otherwise be affiliated with, any such business, activity or conduct, or (ii) solicit our customers, clients, suppliers, middlemen, non-clerical employees, sales representatives, agents, or consultants, in each case during her period of employment and the four-year period thereafter, except that if her employment is terminated for disability, without cause, or by her following a breach by us, such period will terminate two years after the date of such termination of employment. The employment agreement with Ms. Kahn is automatically renewed every two years unless either we or she gives notice of termination. The current term of Ms. Kahn’s employment agreement will automatically renew and be subject to termination on September 17, 2012.

Wrubel Employment Agreement. Mr. Wrubel’s employment agreement provides that, (i) during the employment term and for a period of 12 months thereafter, he will not, among other things, be engaged in, or be, an employee, director, partner, principal, stockholder or advisor of any business, activity or conduct that competes with our business and (ii) during the employment term and for a period of 18 months thereafter, he will not solicit our customers, clients, suppliers, middlemen, non-clerical employees, sales representatives, agents, or consultants. Following termination of Mr. Wrubel’s employment, the foregoing will only apply to competition with regard to aluminum and such other commodities as were being sold by us within six months prior to such termination, except for solicitation regarding our non-clerical employees, sales representatives, agents, or consultants. The employment agreement with Mr. Wrubel is automatically renewed every two years unless either we or he gives notice of termination. The current term of Mr. Wrubel’s employment agreement will automatically renew and be subject to termination on December 31, 2012.

12.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by any rules promulgated under the Exchange Act.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares that we seek to purchase in this Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by the rules promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If the Company (1) increases or decreases the Purchase Price, decreases the number of shares being sought in the Offer or increases the number of shares being sought in the Offer by more than 2% of our outstanding shares, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 12, the Offer will be extended until the expiration of such period of ten business days.

13.  LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares are subject to conditions. See Section 7.

14.  U.S. FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; (B) THE DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of material United States federal income tax consequences of the Offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not have any United States federal income tax consequences as a result of the Offer. This summary is based upon the Code, existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for United States federal incomes tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, or United States Holders (as defined below) that have a functional currency other than the United States dollar). This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

For purposes of this summary, a “United States Holder” is a beneficial owner of shares that for United States federal income tax purposes is any of the following:

•	a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “Non-United States Holder” is a beneficial owner of shares who is not a United States Holder.

Stockholders should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or foreign tax laws.

Consequences of the Offer to United States Holders

Characterization of the Purchase—Distribution vs. Sale Treatment. Our purchase of shares from a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.

As a consequence of any such purchase, a United States Holder will, depending on the United States Holder’s particular circumstances, be treated either as having sold the shares or as having received a distribution in respect of such United States Holder’s shares.

We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment.

Section 302 Tests—Determination of Sale or Distribution Treatment.

Our purchase of shares pursuant to the Offer will be treated as a sale of the shares by a United States Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete termination” of the United States Holder’s equity interests in us;

•	as a result of the purchase, there is a “substantially disproportionate” reduction in the United States Holder’s equity interest in us; or

•	the receipt of cash by the United States Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. Under the constructive ownership rules, a United States Holder will be considered to own shares of our common stock owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trust and estates) in which the United States Holder has an equity interest, as well as certain shares of our common stock which the United States Holder has an option to acquire.

•

Complete Termination. The purchase of shares pursuant to the Offer will result in a “complete termination” of a United States Holder’s equity interest in the Company, if, immediately after such purchase, such holder owns, actually and constructively, no shares of our common stock. In applying the “complete termination” test, a United States Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such holder complies with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. A United States Holder wishing to satisfy the “complete termination” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult its own tax advisor concerning the mechanics and desirability of those conditions. A United States Holder who holds options to acquire shares of our common stock will be treated as the constructive owner of such shares of our common stock, and therefore will not be eligible for “complete termination” treatment.

•

Substantially Disproportionate. In general, our purchase of a United States Holder’s shares pursuant to the Offer will be “substantially disproportionate” as to a United States Holder if, immediately after the purchase, the percentage of the outstanding shares of our common stock that the United States Holder actually and constructively owns (including shares of our common stock constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding shares of our common stock actually and constructively owned by the United States Holder immediately before the purchase and, immediately following the purchase, such United States Holder actually and constructively owns less than 50% of our combined voting power.

•

Not Essentially Equivalent to a Dividend. Our purchase of a United States Holder’s shares pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States Holder’s proportionate interest in us, given the United States Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (an interest of one percent or less should satisfy this requirement) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” A United States Holder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” is strongly urged to consult its own tax advisor because this test will be met only if the reduction in such holder’s proportionate interest in us is “meaningful” given the particular facts and circumstances of the holder in the context of the Offer. In particular, depending on the total number of shares purchased pursuant to the Offer, it is possible that a tendering stockholder’s percentage interest in us (including any interest attributable to shares of our common stock constructively owned by the stockholder as a result of the ownership of options) could increase even though the total number of shares of our common stock beneficially owned by such stockholder decreases.

If a United States Holder sells shares to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells shares pursuant to the Offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder’s proportionate interest in us, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder’s sale of shares pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares sold to us.

If a stockholder does not satisfy any of the Section 302 tests, the purchase will not be treated as a sale or exchange and the amount received by the stockholder from us will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder’s gross income without reduction for the tax basis of the shares sold, and no current loss would be recognized. Currently, if certain holding period and other requirements are met, dividends are taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its shares of our common stock and any remainder will be treated as capital gain from the sale of the shares. To the extent that a purchase of a United States Holder’s shares by us in the Offer is treated as the receipt of a dividend, the United States Holder’s remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares will be added to any shares of our common stock retained by the United States Holder, subject to certain adjustments in the case of a corporate stockholder.

To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in any amount equal to the non-taxed portion of the dividend. If an individual, trust or estate receives an extraordinary dividend with respect to a share of stock eligible for the reduced qualified dividend rates under current law, a subsequent loss of the share will be characterized as long-term capital loss to the extent of such dividend. United States Holders should consult their own tax advisors as to the tax consequences of dividend treatment of the purchase of shares pursuant to the Offer to their particular circumstances.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a United States Holder can be given no assurance that a sufficient number of such United States Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Consequences of the Offer to Non-United States Holders

The United States federal income tax treatment of our purchase of shares from a Non-United States Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-United States Holder’s particular circumstances, as having sold the shares or as having received a distribution in respect of such Non-United States Holder’s shares. The appropriate treatment of the purchase of shares will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Section 302 Tests—Determination of Sale or Distribution Treatment”).

A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares purchased by us pursuant to the Offer. A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares unless any one or more of the following is true:

•

the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

•

in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 days in the taxable year of the disposition and certain other conditions are met; or

•

in the case of a Non-United States Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a “United States real property holding corporation” and certain other requirements are met.

We do not believe that we have been or currently are a “United States real property holding corporation.” Individual Non-United States Holders who are treated, for United States federal income tax purposes, as having sold their shares to us pursuant to the Offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from the sale of the shares, net of applicable United States gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Non-United States Holders who are treated as having sold their shares to us pursuant to the Offer and that are subject to United States federal income tax on such sale (as described above) generally will be taxed on such sale in the same manner in which a United States Holder would be taxed.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non- United States Holder’s shares of our common stock. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Characterization of the Purchase—Distribution vs. Sale Treatment”). As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

Withholding For Non-United States Holders. Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income tax equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States (or if provided in an applicable tax treaty, dividends that are attributable to a United States permanent establishment) and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-United States Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding. In addition, a Non-United States Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable tax treaty, if dividends or gain in respect of the shares are effectively connected with the conduct of a trade or business in the United States.

NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET.

IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED SATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding

Under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate (currently 28%) on the Purchase Price paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. Certain “exempt” recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify for such exemption, such Non- United States Holder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to such Non-United States Holder’s exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder’s United States federal income tax liability if certain required information is timely furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

10.  ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE;
 MISCELLANEOUS

We filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO or the exhibits to the Schedule TO. We recommend that stockholders review the Schedule TO, including the exhibits, and the other materials we have filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform stockholders of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and stockholders should consult with personal advisors if holders have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith we file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the

Offer, or will file or furnish with the SEC in the future, can be read and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” certain information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document located separately on the SEC website (www.sec.gov). These documents contain important information about us.

SEC Filings	Period or Date Filed
Empire Resources, Inc. Registration Statement on Form S-1	January 30, 2012 (as amended March 9, 2012, April 6, 2012 and April 23, 2012);
Empire Resources, Inc. Quarterly Report on Form 10-Q	May 15, 2012; and

We incorporate by reference into this Offer to Purchase the documents listed above and any additional documents we may file with the SEC between the date of this Offer and the Expiration Date (other than any such documents that are deemed “furnished” rather than “filed”).

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Stockholders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. Stockholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at One Parker Plaza, Fort Lee, New Jersey 07024; telephone: (201) 944-2200. Any stockholder requesting information should be sure to include his or her complete name and address in the request.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Sincerely,

/s/ Nathan Kahn
Nathan Kahn
President and Chief Executive Officer
Empire Resources, Inc.
June 4, 2012

The Dealer Manager for the Offer is:

Knight

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Toll-free (877) 248-6417 or (718) 921-8317
Fax: 718 234-5001

Please direct any questions or requests for assistance and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 488-8035